As filed with the Securities and Exchange Commission on February 22, 2002 Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

iEXALT, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	75-1667097 (I.R.S. Employer Identification No.)

12000 Aerospace Avenue
Suite 375
Houston, Texas	77034
(Address of Principal Executive Offices)	(Zip Code)

JOHN TAYLOR CONSULTING AGREEMENT
ISABEL JUNE HALL CONSULTING AGREEMENT
DR. PAUL REID CONSULTING AGREEMENT
JAMES W. CHRISTIAN LEGAL SERVICES AGREEMENT
LAWRENCE E. WILSON LEGAL SERVICES AGREEMENT
(Full Title of Plans)

DONALD W. SAPAUGH
iExalt, Inc.
12000 Aerospace Avenue, Suite 375
Houston, Texas 77034
(281) 464-8400
(Name and address, including zip code, and telephone number, including area code, of registrant's agent for service)

Copy to:

Lawrence E. Wilson
Franklin, Cardwell & Jones
1001 McKinney
Suite 1800
Houston, TX 77002
(713) 222-6025

(Cover Page Continued)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (6)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.05 per share	65,000 (1)	$0.60	$39,000	$9.33
Common Stock, par value $0.05 per share	65,000 (2)	$0.60	$39,000	$9.33
Common Stock, par value $0.05 per share	70,000 (3)	$0.60	$42,000	$10.04
Common Stock, par value $0.05 per share	20,000(4)	$0.60	$12,000	$2.87
Common Stock, par value $0.05 per share	20,000(5)	$0.60	$12,000	$2.87
Total	240,000	$0.60	$144,000	$34.44

(1)	Issuable pursuant to a consulting agreement between the Registrant and Mr. John Taylor.
(2)	Issuable pursuant to a consulting agreement between the Registrant and Ms. Isabel June Hall.
(3)	Issuable pursuant to a consulting agreement between the Registrant and Dr. Paul Reid.
(4)	Issuable pursuant to a legal services agreement between the Registrant and James W. Christian.
(5)	Issuable pursuant to a legal services agreement between the Registrant and Lawrence E. Wilson.
(6)

The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule 457(h) on the basis of the average of the high and low sales on the over-the counter bulletin board market on February 20, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission as such information is either contained in the consulting agreement or legal services agreement between the Registrant and each of the participants or provided to each of the participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such consulting agreements, legal services agreements, additional information, and the information incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference.

            The Company incorporates by reference into this Registration Statement the following documents which have been or will be filed by the Company with the Securities and Exchange Commission (the "Commission"):

1.	Annual Report on Form 10-KSB for the fiscal year ended August 31, 2001.

2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since August 31, 2001.

3.	The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated July 22, 1980 (Registration Number 0-9322).

            In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

            Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4:            Description of Securities.

Not Applicable

Item 5:            Interests of Named Experts and Counsel.

Not Applicable

Item 6:            Indemnification of Directors and Officers.

            Subsection 1 of Section 78.037 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Section 78.300 of the Nevada Law.

            Our articles of incorporation limit the personal liability of our directors and officers for damages for breach of fiduciary duty in a manner identical in scope to that permitted under the Nevada Law. Our articles of incorporation also provide that any repeal or modification of that provision shall apply prospectively only.

            Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

            Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

            Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

            Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification under Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

            Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

            Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

            Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

            Our bylaws provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under the Nevada Law. Such bylaws provide that the expenses of our directors and officers incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by us.

            The above described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7:            Exemption From Registration Claimed.

            Not Applicable.

Item 8:            Exhibits.

            The following exhibits are filed as part of this Registration Statement

5.1	Opinion of Franklin, Cardwell & Jones
23.1	Consent of Harper & Pearson Company, P.C.
23.2	Consent of Franklin, Cardwell & Jones (included in Exhibit 5.1).
24.1	Power of Attorney (included on Signature Page).
99.1	Letter Agreement between iExalt, Inc. and John Taylor.
99.2	Letter Agreement between iExalt, Inc. and Isabel June Hall
99.3	Letter Agreement between iExalt, Inc. and Dr. Paul Reid.
99.4	Letter Services Agreement between iExalt, Inc. and James W. Christian
99.5	Letter Services Agreement between iExalt, Inc. and Lawrence E. Wilson

Item 9:            Undertakings.

            The undersigned registrant hereby undertakes:

            (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 22nd day of February, 2002.

iEXALT, INC.

/s/ Donald W. Sapaugh_
BY: Donald W. Sapaugh
President and Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following individuals in the capacities and on the date indicated. Each person whose signature appears below constitutes and appoints Donald W. Sapaugh and Russell Ivy true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this 22nd day of February, 2002.

Signature	Title

/s/ Donald W. Sapaugh
DONALD W. SAPAUGH	Chairman of the Board of Directors
President and Chief Chief Executive Officer
(Principal Executive Officer)

/s/ Chris L. Sisk
CHRIS L. SISK	Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ Hunter M. A. Carr
HUNTER M. A. CARR	Director

/s/ Victoria R. A. Carr
VICTORIA R. A. CARR	Director

/s/ Morris H. Chapman
MORRIS H. CHAPMAN	Director

DANE B. WEST	Director

RAMOND CORSON	Director

/s/ James A. Ryffel
JAMES A. RYFFEL	Director

EXHIBIT INDEX

Exhibit	Document
5.1	Opinion of Franklin, Cardwell & Jones
23.1	Consent of Harper & Pearson Company, P.C.
23.2	Consent of Franklin, Cardwell & Jones (included in Exhibit 5.1).
24.1	Power of Attorney (included on Signature Page).
99.1	Letter Agreement between iExalt, Inc. and John Taylor.
99.2	Letter Agreement between iExalt, Inc. and Isabel June Hall
99.3	Letter Agreement between iExalt, Inc. and Dr. Paul Reid.
99.4	Legal Services Agreement between iExalt, Inc. and James W. Christian
99.5	Legal Services Agreement between iExalt, Inc. and Lawrence E. Wilson